Exhibit 99.5

TENDER FOR

ALL OUTSTANDING

SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTES DUE 2013

IN EXCHANGE FOR

SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTES DUE 2013

AND

ALL OUTSTANDING

12 3/8% SENIOR SUBORDINATED NOTES DUE 2013

IN EXCHANGE FOR

12 3/8% SENIOR SUBORDINATED NOTES DUE 2013

OF

PREGIS CORPORATION

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Pregis Corporation (“Pregis”) to exchange (1) up to €100,000,000 principal amount of its new Second Priority Senior Secured Floating Rate Notes due 2013 (the “Senior Secured Floating Rate Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to €100,000,000 principal amount of its issued and outstanding Second Priority Senior Secured Floating Rate Notes due 2013 (the “Outstanding Senior Secured Floating Rate Notes”) and (2) up to $150,000,000 principal amount of its new 12 3/8% Senior Subordinated Notes due 2013 (the “Senior Subordinated Exchange Notes”) (together with the Senior Secured Floating Rate Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act, for up to $150,000,000 principal amount of its issued and outstanding 12 3/8% Senior Subordinated Notes due 2013 (the “Outstanding Senior Subordinated Notes”) (together with the Outstanding Senior Secured Floating Rate Notes, the “Outstanding Notes”), in each case, upon the terms and subject to the conditions set forth in the Prospectus, dated [                    ], 2006, and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated [ ], 2006;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 A.M., NEW YORK CITY TIME, ON [    ], 2006, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to Pregis that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if the holder or any such other person is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an “affiliate” of Pregis or any of the guarantors within the meaning of Rule 405 under the Securities Act, or, if such holder or any such other person is such an “affiliate”, that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of Pregis or any of the guarantors within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for Outstanding Notes, it represents that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Outstanding Notes for you to make the foregoing representations.

Pregis will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. Holders who tender their Outstanding Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, The Bank of New York, in the manner set forth below.

The Bank of New York 101 Barclay Street 21W New York, NY 10286 Attention: Vanessa Mack

By:	Telephone: (212) 815-5346 Facsimile: (212) 815-5802/3

Very truly yours,

Pregis Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PREGIS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.